Exhibit 99.1

Adtalem Group President, Financial Services Mehul Patel to Leave Company; Chief Operating Officer Stephen Beard Assumes Leadership of Vertical; Chaka Patterson Promoted to General Counsel and Corporate Secretary

CHICAGO--(BUSINESS WIRE)--February 17, 2020--Adtalem Global Education Inc. (NYSE: ATGE), a leading workforce solutions provider, today announced that Mehul Patel is resigning from his position as group president, Financial Services effective Feb. 28, to pursue another opportunity outside the education industry. The Financial Services vertical will be led by Chief Operating Officer Stephen Beard, and Chaka Patterson will be promoted to general counsel and corporate secretary. Both will report directly to Chairman and CEO Lisa Wardell.

“I would like to thank Mehul for his leadership and his efforts to effectively drive growth within the Financial Services vertical,” said Chairman and CEO Lisa Wardell. “I’m also pleased to congratulate Steve on his expanded role and Chaka on his promotion to general counsel. Steve has played a key role in repositioning Adtalem for its next phase of growth and the execution of its overall enterprise strategy, so he’s particularly well positioned to create additional synergies and avenues for growth in the Financial Services business. Similarly, Chaka continues to bring extensive, strategic legal expertise to the organization and has been a versatile and influential member of our leadership team. I look forward to his capitalizing on his broad experience, as he takes on the oversight of our legal and compliance functions.”

Beard joined the organization in 2018 as senior vice president, general counsel and corporate secretary before taking on the role of chief operating officer in 2019. Prior to Adtalem, Beard was executive vice president, chief administrative officer and general counsel of Heidrick & Struggles International, Inc. (NASDAQ: HSII), where he oversaw a variety of enterprise-level functions including strategy and corporate development and directed global legal operations for the company.

Chaka Patterson joined the organization in 2018 as vice president, deputy general counsel, before taking on his current role. Prior to Adtalem, Patterson held various leadership positions in the public and private sector, including chief of the Civil Actions Bureau in the Cook County State’s Attorney’s Office, Partner at Jones Day, and Vice President and Treasurer of Exelon Corporation (NASDAQ: EXC).

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students and members to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading workforce solutions provider and the parent organization of American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine, Ross University School of Veterinary Medicine and Adtalem Educacional do Brasil (IBMEC, Damásio and Wyden institutions). For more information, please visit adtalem.com and follow us on Twitter (@adtalemglobal) and LinkedIn.

Contacts

Investor Contact:
Maureen Resac
Maureen.Resac@Adtalem.com
312-651-1481

Media Contact:
John Kristoff
John.Kristoff@Adtalem.com
312-651-1437